Janet Nittmann
jnittmann@doversaddlery.com
Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Reports Third Quarter 2012 Financial Results

LITTLETON, MA – November 13, 2012 — Dover Saddlery, Inc. (NASDAQ:DOVR), the leading multichannel retailer of equestrian products, today reported financial results for the third quarter ended September 30, 2012.

Total revenues for the third quarter of 2012 increased 4.4% or $0.9 million to $20.4 million, compared with $19.5 achieved in in the same period in 2011. Retail store channel revenues increased 20.0%, or $1.6 million, to $9.8 million, primarily as a result of new store openings, while same-store sales increased 6.6% over the same period in 2011. Net income for the third quarter was $170,000, or $0.03 per diluted share, compared to $332,000 or $0.06 per diluted share for the third quarter of 2011.

Year-to-Date Results
For the first nine months of 2012, total revenues increased 4.5% to $59.6 million, from $57.0 million achieved for the same period in 2011. Revenues from the retail store channel increased 21.3% to $26.0 million, attributable to new store openings and an increase of same-store sales of 7.2%. Net income for the nine months ended September 30, 2012 decreased to $695,000, or $0.12 per diluted share, compared to $1,084,000, or $0.20 per diluted share for the corresponding period of 2011.

“Retail sales continued to grow during the third quarter, reaching 48% of total revenues,” commented Stephen L. Day, president and CEO of Dover Saddlery. “In September, we opened our first Dover Saddlery store in Minnesota, bringing the number of Dover Saddlery retail stores to sixteen. Direct sales, however, continued to show some softness which we are addressing with better promotional offers, digital catalogs, and new features on our website to enhance the online shopping experience.”

A reconciliation of the net income calculated in accordance with GAAP and the non-GAAP adjusted EBITDA measure is provided in the table accompanying this earnings release.

Business Outlook

Due to the current uncertain economic environment, the Company is not providing any financial guidance.

Today’s Teleconference and Webcast

Dover Saddlery will be hosting a conference call at 4:30 pm, today to discuss the third quarter 2012 results. Interested parties may access the call by dialing 1-877-712-7037, or may listen to the call live via webcast. To access the webcast please go to http://investor.shareholder.com/DOVR/events.cfm and click on the webcast icon.

About Dover Saddlery, Inc. Dover Saddlery, Inc. (NASDAQ:DOVR — News) is the leading multi-channel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the Company’s business outlook, the prospects for overall revenue growth, gross margins and profitability, and the opening of new stores. All statements other than statements of historical fact included in this press release regarding the Company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddler’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2012	2011	2012	2011

Revenues, net- direct	$10,549	$11,321	$33,584	$35,561
Revenues, net – retail stores	9,820	8,184	26,044	21,477

Revenues, net — total	$20,369	$19,505	$59,628	$57,038
Cost of revenues	12,842	12,056	37,224	35,540

Gross profit	7,527	7,449	22,404	21,498
Selling, general and administrative expenses	7,011	6,780	20,665	19,008

Income from operations	516	669	1,739	2,490
Interest expense, financing and other related costs, net	128	124	390	626
Other investment (income) loss, net	15	12	(16)	(30)

Income before income tax provision	373	533	1,365	1,894
Provision for income taxes	203	201	670	810

Net income	$170	$332	$695	$1,084

Net income per share
Basic	$0.03	$0.06	$0.13	$0.20

Diluted	$0.03	$0.06	$0.12	$0.20

Number of shares used in per share calculation
Basic	5,333,000	5,289,000	5,333,000	5,288,000
Diluted	5,524,000	5,477,000	5,560,000	5,485,000

Other Operating Data:

Number of retail stores(1)	17	14	17	14
Capital expenditures	716	287	1,837	689
Gross profit margin	37.0%	38.2%	37.6%	37.7%

(1)	As of September 30, 2012, includes sixteen Dover-branded stores and one Smith Brothers store. As of September 30, 2011, includes thirteen Dover-branded stores and one Smith Brothers store.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
 (In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2012	2011	2012	2011
Net income	$170	$332	$695	$1,084

Other comprehensive loss:
Change in fair value of interest rate swap contract, net of tax	(2)	(85)	(12)	(188)

Total comprehensive income	$168	$247	$683	$896

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	Sept. 30,	Dec. 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$255	$313
Accounts receivable	1,795	811
Inventory	20,449	19,383
Prepaid catalog costs	1,300	1,273
Prepaid expenses and other current assets	1,715	896
Deferred income taxes	111	261

Total current assets	25,625	22,937
Net property and equipment	4,843	3,667

Other assets:
Deferred income taxes	1,108	1,018
Intangibles and other assets, net	775	571

Total other assets	1,883	1,589

Total assets	$32,351	$28,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations and outstanding checks	$830	$1,100
Accounts payable	2,093	2,201
Accrued expenses and other current liabilities	5,061	5,741
Income taxes payable	—	308
Total current liabilities	7,984	9,350

Long-term liabilities:
Revolving line of credit	5,487	987
Term note	5,500	5,500
Capital lease obligation, net of current portion	147	16
Interest rate swap contract	344	322

Total long-term liabilities	11,478	6,825
Stockholders’ equity:
Common stock, par value $0.0001 per share; 15,000,000 shares authorized; 5,334,834 and 5,332,738 issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	1	1
Additional paid in capital	45,905	45,716
Treasury stock, 795,865 shares at cost	(6,082)	(6,082)
Other comprehensive loss	(202)	(190)
Accumulated deficit	(26,733)	(27,427)

Total stockholders’ equity	12,889	12,018

Total liabilities and stockholders’ equity	$32,351	$28,193

Non-GAAP Financial Measures and Information

From time to time, in addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company provides financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance and ongoing operations. The Company believes that these non-GAAP operating measures supplement our GAAP financial information and provide useful information to investors for evaluating the Company’s operating results and trends that may be affecting the Company’s business, as they allow investors to more readily compare our operations to prior financial results and our future performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

When we use the term “Adjusted EBITDA”, we are referring to net income minus interest income, investment income and other income plus interest expense, income taxes, non-cash stock-based compensation, depreciation, amortization and other investment loss. We present Adjusted EBITDA because we consider it an important measure of our performance, and the Company ties its executive and employee bonus pools directly to this measure. We also believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The following table reconciles net income to Adjusted EBITDA (in thousands):

	Three Months Ended			Nine Months Ended
	Sept. 30,		Sept. 30,	Sept. 30,		Sept. 30,
	2012		2011	2012		2011
Net income	$170	*	$332	$695	**	$1,084
Depreciation	237		188	661		554
Amortization of intangible assets	—		2	—		5
Stock-based compensation	62		62	186		186
Interest expense, financing and	128		124	390		626
other related costs, net
Other investment (income) loss, net	15		12	(16)		(30)
Provision for income taxes	203		201	670		810

Adjusted EBITDA	$815	*	$921	$2,586	**	$3,235

(*) Includes gift card breakage income of $43,088 for the three months ended September 30, 2012. There was no breakage recorded for the same period in 2011.

(**) Includes the cumulative impact of the change in gift card breakage income of $684,007 recorded in the first quarter of 2012 and current year breakage income for the nine months ended September 30, 2012 of $129,262. There was no breakage recorded for the same period in 2011.